The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated February 17, 2021

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-236659 and 333-236659-01 Dated February , 2021

JPMorgan Chase Financial Company LLC Capped Trigger GEARS

Linked to an Unequally Weighted Basket of 4 Funds due on or about August 26, 2022

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Capped Trigger GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of an unequally weighted basket (the “Basket”) of the Financial Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund, the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund (each, an “Underlying” and together, the “Underlyings”). If the Basket Return is positive, JPMorgan Financial will repay your principal amount at maturity plus pay a return equal to the Basket Return times the Upside Gearing of 2.00, up to the Maximum Gain of between 26.25% and 28.25%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold (80.00% of the Initial Basket Value), JPMorgan Financial will repay your principal amount at maturity. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Value to the Final Basket Value and could lose all of your principal amount. The closing price of one share of each Underlying is subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.” Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in any Underlying, and the Securities will not pay interest. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates

❑  Enhanced Growth Potential Subject to Maximum Gain— At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Basket, up to the Maximum Gain of between 26.25% and 28.25%, which will be finalized on the Trade Date and provided in the pricing supplement. If the Basket Return is negative, investors may be exposed to the negative Basket Return at maturity.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity — If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will repay your principal amount at maturity. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. You may lose some or all of your principal amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.

Trade Date[1]	February 23, 2021
Original Issue Date (Settlement Date)[1]	February 26, 2021
Final Valuation Date[2]	August 23, 2022
Maturity Date[2]	August 26, 2022
1      Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and/or the Maturity Date will be changed so that the stated term of the Securities remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date.

2     Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-3 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Capped Trigger GEARS linked to an unequally weighted basket of 4 funds. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The return on the Securities is subject to, and will not exceed, the Maximum Gain. The Maximum Gain and Initial Values will be finalized on the Trade Date and provided in the pricing supplement. The actual Maximum Gain will not be less than the bottom of the range listed below, but you should be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of that range.

Underlyings	Basket Weight	Initial Value	Upside Gearing	Maximum Gain	Initial Basket Value	Downside Threshold	CUSIP / ISIN
Financial Select Sector SPDR® Fund (Bloomberg ticker: XLF)	35.00%	•	2.00	26.25% to 28.25%	100	80, which is 80% of the Initial Basket Value	48132Q268 / US48132Q2681
Industrial Select Sector SPDR® Fund (Bloomberg ticker: XLI)	25.00%	•
Materials Select Sector SPDR® Fund (Bloomberg ticker: XLB)	20.00%	•
Energy Select Sector SPDR® Fund (Bloomberg ticker: XLE)	20.00%	•

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to an Unequally Weighted Basket of 4 Funds		$10.00	—	—		$10
1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any commissions related to these sales. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Suppl emental Plan of Distribution” in this pricing supplement.

If the Securities priced today and assuming a Maximum Gain equal to the middle of the range listed above, the estimated value of the Securities would be approximately $9.779 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.57 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.

Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf

t	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf

t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, each of the Financial Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund, the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund is a “Fund.”

Investor Suitability

The Securities may be suitable for you if, among other considerations:

t   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t   You believe the level of the Basket will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t   You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

t   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t   You do not seek current income from your investment and are willing to forgo dividends paid on the Underlyings.

t   You are willing and able to hold the Securities to maturity.

t   You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t   You understand and accept the risks associated with the Underlyings.

t   You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t   You require an investment designed to provide a full return of principal at maturity.

t   You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Basket.

t   You believe the level of the Basket will decline over the term of the Securities and is likely to close below the Downside Threshold on the Final Valuation Date, or you believe the Basket will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof (the actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the cover hereof).

t   You seek an investment that has unlimited return potential without a cap on appreciation.

t   You would be unwilling to invest in the Securities if the Maximum Gain were set equal to the bottom of the range indicated on the cover hereof.

t   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Basket.

t   You seek current income from your investment or prefer not to forgo dividends paid on the Underlyings.

t   You are unwilling or unable to hold the Securities to maturity or seek an investment for which there will be an active secondary market.

t   You do not understand or accept the risks associated with the Underlyings.

t   You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlyings, please see the section titled “The Financial Select Sector SPDR® Fund,” “The Industrial Select Sector SPDR® Fund,” “The Materials Select Sector SPDR® Fund” and “The Energy Select Sector SPDR® Fund” below.

Indicative Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Basket:	The Securities are linked to an unequally weighted basket (the “Basket”) of the Financial Select Sector SPDR® Fund, the Industrial Select Sector SPDR® Fund, the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund (each, an “Underlying” and together, the “Underlyings”). The Underlyings, along with their respective weightings (each a “Basket Weight”), are set forth below.

Underlying	Basket Weight
Financial Select Sector SPDR® Fund	35.00%
Industrial Select Sector SPDR® Fund	25.00%
Materials Select Sector SPDR® Fund	20.00%
Energy Select Sector SPDR® Fund	20.00%

Due to the unequal weightings of the Underlyings, the performance of the Financial Select Sector SPDR® Fund will have a larger impact on the return on the Securities than the performance of any other Underlying in the Basket.
Term1:	18 months
Payment at Maturity (per $10 principal amount Security):

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return × Upside Gearing)

provided, however, that in no event will JPMorgan Financial pay you at maturity an amount greater than:

$10 + ($10 × Maximum Gain)

If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Basket Return is negative, and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

In this scenario, you will be exposed to the decline of the Basket and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

Basket Return:	(Final Basket Value – Initial Basket Value) Initial Basket Value
Upside Gearing:	2.00
Maximum Gain:	Between 26.25% and 28.25%. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than 26.25%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Basket Value:	Set equal to 100 on the Trade Date
Final Basket Value:	The closing level of the Basket on the Final Valuation Date
Closing Level of the Basket:	The closing level of the Basket on any day will be calculated as follows: 100 × [1 + sum of (Underlying Return of each Underlying × Basket Weight of that Underlying)]

Initial Value:	With respect to each Underlying, the closing price of one share of the Underlying on the Trade Date
Final Value:	With respect to each Underlying, the closing price[2] of one share of the Underlying on the Final Valuation Date
Share Adjustment Factor[2]:	With respect to each Underlying, the Share Adjustment Factor is referenced in determining the closing price of one share of that Underlying. The Share Adjustment Factor for each Underlying is set initially at 1.0 on the Trade Date.
Underlying Return:	With respect to each Underlying, (Final Value – Initial Value) Initial Value
Downside Threshold:	80.00% of the Initial Basket Value, as specified on the cover of this pricing supplement
[1] See footnote 1 under “Key Dates” on the front cover
[2] The closing price and the Share Adjustment Factor of each Underlying are subject to adjustments in the case of certain events described in the accompanying product supplement under “The Underlyings — Funds — Anti-Dilution Adjustments.”

Investment Timeline

Trade Date	The closing price of one share of each Underlying is observed, the Initial Basket Value is set equal to 100, the Downside Threshold is determined and the Maximum Gain is finalized.

Maturity Date

The Final Value of each Underlying, the Final Basket Value and the Basket Return are determined.

If the Basket Return is positive, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return ×
Upside Gearing)

provided, however, that in no event will you receive at maturity an amount greater than:

$10 + ($10 × Maximum Gain)

If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity of $10 per $10 principal amount Security.

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10 + ($10 × Basket Return)

Under these circumstances, you will be exposed to the decline of the Basket and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. The Securities could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the Securities that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the Securities. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the Securities. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the Securities described above, in which case the timing and character of any income or loss on your Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket or any or all of the Underlyings. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. If the Basket Return is negative, we will pay you the principal amount of your Securities in cash only if the Final Basket Value has not declined below the Downside Threshold. If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, you will be exposed to the full decline of the Basket and will lose some or all of your principal amount in an amount proportionate to the negative Basket Return. Accordingly, you could lose up to your entire principal amount.

t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain. The Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement and will not be less than the bottom of the range indicated on the front cover of this pricing supplement. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Basket Return times the Upside Gearing is greater than the Maximum Gain.

t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Basket and the Upside Gearing and may be less than the Basket’s return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.

t	The Contingent Repayment of Principal Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities in the secondary market, if any, prior to maturity, you may have to sell them at a loss relative to your initial investment even if the closing level of the Basket is above the Downside Threshold. If you hold the Securities to maturity, JPMorgan Financial will repay your principal amount as long as the Final Basket Value is not below the Downside Threshold. However, if the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, JPMorgan Financial will repay less than your principal amount, if anything, resulting in a loss that is proportionate to the decline in the level of the Basket from the Initial Basket Value to the Final Basket Value. The contingent repayment of principal based on whether the Final Basket Value is below the Downside Threshold applies only if you hold your Securities to maturity.

t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.

t	The Probability That the Final Basket Value Will Fall Below the Downside Threshold on the Final Valuation Date Will Depend on the Volatility of the Underlyings — “Volatility" refers to the frequency and magnitude of changes in the level of the Basket. Greater expected volatility with respect to the Basket reflects a higher expectation as of the Trade Date that the Basket could close below the Downside Threshold on the Final Valuation Date, resulting in the loss of some or all of your investment. However, the Basket’s volatility can change significantly over the term of the Securities. The level of the Basket could fall sharply, which could result in a significant loss of principal.

t	Investing in the Securities Is Not Equivalent to Investing in the Underlyings or the Equity Securities Held by the Underlyings — Investing in the Securities is not equivalent to investing in the Underlyings or the equity securities held by the Underlyings. As an investor in the Securities, you will not have any ownership interest or rights in the Underlyings or the equity securities held by the Underlyings, such as voting rights, dividend payments or other distributions.

t	Your Return on the Securities Will Not Reflect Dividends on the Underlyings or the Equity Securities Held by the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the Underlyings or the equity securities held by the Underlyings and received the dividends on the Underlyings or those equity securities. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Basket Value, which is based on the closing price of one share of each Underlying on the Final Valuation Date, without taking into consideration the value of dividends on the Underlyings or the equity securities held by the Underlyings.

t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.

t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.

t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, each of the estimated value of the Securities and the Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement, and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimums for the estimated value of the Securities and the Maximum Gain.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlyings and could affect the values of the Underlyings, and therefore the Basket and the market value of the Securities.

t	Potential JPMorgan Financial Impact on the Price of an Underlying — Trading or transactions by JPMorgan Financial or its affiliates in an Underlying or in futures, options or other derivatives products on an Underlying may adversely affect the price of one share of that Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).

t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the projected hedging profits, if any, estimated hedging costs and the prices of one share of the Underlyings, including:

t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

t	customary bid-ask spreads for similarly sized trades;

t	our internal secondary market funding rates for structured debt issuances;

t	the actual and expected volatility in the prices of one share of the Underlyings;

t	the time to maturity of the Securities;

t	the dividend rates on the Underlyings and the equity securities held by the Underlyings;

t	the occurrence of certain events affecting the Underlying that may or may not require an adjustment to the closing price and the Share Adjustment Factor of the Underlying;

t	the actual or expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;

t	interest and yield rates in the market generally; and

t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

t	Correlation (or Lack of Correlation) of the Underlyings — Changes in the prices of the Underlyings may not correlate with each other. At a time when the price of one or more Underlyings increases, the price of one or more other Underlyings may not increase as much or may even decline. Therefore, in calculating the closing level of the Basket, an increase in the price of one or more of the Underlyings may be moderated, or more than offset, by a lesser increase or decline in the price of one or more other Underlyings. In addition, high correlation of movements in the prices of the Underlyings during periods of negative returns among the Underlyings could have an adverse effect on any payment on the Securities. Due to the unequal weightings of the Underlyings, the performance of the Financial Select Sector SPDR® Fund will have a larger impact on the return on the Securities than the performance of any other Underlying in the Basket.

t	Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities — The actual performance of the Basket over the term of the Securities may bear little relation to the historical performance of the Basket. The future performance of the Basket may differ significantly from its historical performance. It is impossible to predict whether the level of the Basket will rise or fall. We cannot give you assurance that the performance of the Basket will not adversely affect any payment on the Securities.

Risks Relating to the Underlyings

t	JPMorgan Chase & Co. Is Currently One of the Companies That Make Up the Financial Select Sector SPDR® Fund and Its Underlying Index — but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the price of the Financial Select Sector SPDR® Fund or the level of its Underlying Index (as defined under “The Underlyings” below).

t	There Are Risks Associated with the Underlyings — Although shares of the Underlyings are listed for trading on a securities exchange and a number of similar products have been trading on a securities exchange for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. The Underlyings are subject to management risk, which is the risk that the investment strategies of the applicable Underlying’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Underlyings, and consequently, the value of the Securities.

t	The Performance and Market Value of Each Underlying, Particularly During Periods of Market Volatility, May Not Correlate with the Performance of that Underlying’s Underlying Index as well as the Net Asset Value per Share — Each Underlying does not fully replicate its Underlying Index (as defined under “The Underlying” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Underlying and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying an Underlying (such as mergers and spin-offs) may impact the variance between the performances of that Underlying and its Underlying Index. Finally, because the shares of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of that Underlying may differ from the net asset value per share of that Underlying.

During periods of market volatility, securities underlying each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Underlying and the liquidity of that Underlying may be adversely affected.  This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of an Underlying.  Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of an Underlying.  As a result, under these circumstances, the market value of shares of an Underlying may vary substantially from the net asset value per share of that Underlying.  For all of the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Underlying, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce any payment on the Securities.

t	Risks Associated with the Financial Sector with Respect to the Financial Select Sector SPDR® Fund — All or substantially all of the equity securities held by the Financial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the financial sector. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge, the scope of their activities, the prices they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Certain events in the financial sector may cause an unusually high degree of volatility in the financial markets, both domestic and foreign, and cause certain financial services companies to incur large losses. Securities of financial services companies may experience a dramatic decline in value when these companies experience substantial declines in the valuations of their assets, take action to raise capital (such as the issuance of debt or equity securities) or cease operations. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the financial sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments could adversely affect financial institutions engaged in mortgage finance or other lending or investing activities directly or indirectly connected to the value of real estate. These factors could affect the financial sector and could affect the value of the equity securities held by the Financial Select Sector SPDR® Fund and the price of the Financial Select Sector SPDR® Fund during the term of the Securities, which may adversely affect the value of your Securities.

t	The Financial Select Sector SPDR® Fund No Longer Provides Exposure to the Real Estate Sector — The Financial Select Sector SPDR® Fund seeks to track the Financial Select Sector Index. In September 2016, the Financial Select Sector Index was reconstituted to eliminate the stocks of real estate management and development companies and real estate investment trusts (“REITs”) (other than mortgage REITs) (“real estate stocks”) and the Financial Select Sector SPDR® Fund implemented a corresponding change to its portfolio by divesting real estate stocks representing nearly 20% of its net asset value. As a result, the Financial Select Sector SPDR® Fund no longer holds real estate stocks. Consequently, the Financial Select Sector SPDR® Fund is less diversified, and is more concentrated in the financial sector, than it was before this change to its portfolio. These changes represent a significant change in the nature of the Financial Select Sector SPDR® Fund and its holdings and could adversely affect the performance of the and, in turn, the value of the Securities.

t	Risks Associated with the Industrial Sector with Respect to the Industrial Select Sector SPDR® Fund — All or substantially all of the equity securities held by the Industrial Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the industrials sector. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Industrial companies are affected by supply and demand both for their specific product or service and for industrial sector products in general. Government regulation, world events, exchange rates and economic conditions, technological developments and liabilities for environmental damage and general civil liabilities will likewise affect the performance of these companies. Aerospace and defense companies, a component of the industrial sector, can be significantly affected by government spending policies because companies involved in this industry rely, to a significant extent, on U.S. and foreign government demand for their products and services. Thus, the financial condition of, and investor interest in, aerospace and defense companies are heavily influenced by governmental defense spending policies, which are typically under pressure from efforts to control the U.S. (and other) government budgets. Transportation securities, a component of the industrial sector, are cyclical and have occasional sharp price movements, which may result from changes in the economy, fuel prices, labor agreements and insurance costs. These factors could affect the industrials sector and could affect the value of the equity securities held by the Industrial Select Sector SPDR® Fund and the price of the Industrial Select Sector SPDR® Fund during the term of the Securities, which may adversely affect the value of your Securities.

t	Risks Associated with the Materials Sector with Respect to the Materials Select Sector SPDR® Fund — All or substantially all of the equity securities held by the Materials Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the materials sector. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Many materials companies are significantly affected by the level and volatility of commodity prices, exchange rates, import controls, worldwide competition, environmental policies and consumer demand. At times, worldwide production of industrial materials has exceeded demand as a result of over-building or economic downturns, leading to poor investment returns or losses. Other risks may include liabilities for environmental damage and general civil liabilities, depletion of resources and mandated expenditures for safety and pollution control. The materials sector may also be affected by economic cycles, technical progress, labor relations and government regulations. These factors could affect the materials sector and could affect the value of the equity securities held by the Materials Select Sector SPDR® Fund and the price of the Materials Select Sector SPDR® Fund during the term of the Securities, which may adversely affect the value of your Securities.

t	Risks Associated with the Energy Sector with Respect to the Energy Select Sector SPDR® Fund — All or substantially all of the equity securities held by the Energy Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the energy sector. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Issuers in energy-related industries can be significantly affected by fluctuations in energy prices and supply and demand of energy fuels. Markets for various energy-related commodities can have significant volatility, and are subject to control or manipulation by large producers or purchasers. Companies in the energy sector may need to make substantial expenditures, and to incur significant amounts of debt, in order to maintain or expand their reserves. Oil and gas exploration and production can be significantly affected by natural disasters as well as changes in exchange rates, interest rates, government regulation, world events and economic conditions. These companies may be at risk for environmental damage claims. These factors could affect the energy sector and could affect the value of the equity securities held by the Energy Select Sector SPDR® Fund and the price of the Energy Select Sector SPDR® Fund during the term of the Securities, which may adversely affect the value of your Securities.

t	Anti-Dilution Protection Is Limited — Although the calculation agent will adjust the closing price of one share of each Underlying for certain events affecting that Underlying, the calculation agent is not required to make an adjustment for every event that can affect that Underlying. If an event occurs that does not require the calculation agent to adjust the closing price of one share of an Underlying, the market value of your Securities and any payment on the Securities may be materially and adversely affected.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10 principal amount Security for a hypothetical range of Basket Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Basket, reflect the Initial Basket Value of 100 and assume a Downside Threshold of 90, a hypothetical Upside Gearing of 1.50 and a hypothetical Maximum Gain of 12.00%. For historical data regarding the actual closing prices of one share of the Underlyings, please see the historical information set forth under “The Underlyings” in this pricing supplement. The actual Downside Threshold and Upside Gearing are specified on the cover of this pricing supplement. The actual Maximum Gain will be finalized on the Trade Date and provided in the pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Initial Basket Value, the Downside Threshold, the Upside Gearing and the Maximum Gain to be finalized on the Trade Date and provided in the pricing supplement and the Final Basket Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Value	Basket Return (%)	Payment at Maturity ($)	Return at Maturity per $10 issue price (%)
150.00	50.00%	$11.200	12.00%
140.00	40.00%	$11.200	12.00%
130.00	30.00%	$11.200	12.00%
120.00	20.00%	$11.200	12.00%
115.00	15.00%	$11.200	12.00%
110.00	10.00%	$11.200	12.00%
108.00	8.00%	$11.200	12.00%
105.00	5.00%	$10.750	7.50%
102.00	2.00%	$10.300	3.00%
100.00	0.00%	$10.000	0.00%
95.00	-5.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
89.99	-10.01%	$8.999	-10.01%
80.00	-20.00%	$8.000	-20.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Example 1 — The level of the Basket increases by 5% from the Initial Basket Value of 100 to the Final Basket Value of 105.

Because the Upside Gearing of 1.50 times the Basket Return of 5% is less than the Maximum Gain of 12.00%, at maturity JPMorgan Financial will pay you your principal amount plus a return equal to the Basket Return times the Upside Gearing, resulting in a payment at maturity of $10.75 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Basket Return × Upside Gearing)

$10.00 + ($10.00 × 5.00% × 1.50) = $10.75

Example 2 — The level of the Basket increases by 10% from the Initial Basket Value of 100 to the Final Basket Value of 110.

Because the Upside Gearing of 1.50 times the Basket Return of 10% is greater than the Maximum Gain of 12.00%, at maturity JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 12.00%) = $11.20

Example 3— The level of the Basket increases by 40% from the Initial Basket Value of 100 to the Final Basket Value of 140.

Because the Upside Gearing of 1.50 times the Basket Return of 40% is greater than the Maximum Gain of 12.00%, at maturity JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 12.00%) = $11.20

Example 4 — The level of the Basket decreases by 5% from the Initial Basket Value of 100 to the Final Basket Value of 95.

Because the Basket Return is negative and the Final Basket Value is greater than the Downside Threshold, at maturity JPMorgan Financial will pay you your principal amount of $10 per $10 principal amount Security.

Example 5 — The level of the Basket decreases by 40% from the Initial Basket Value of 100 to the Final Basket Value of 60.

Because the Basket Return is -40% and the Final Basket Value is less than the Downside Threshold of 90, at maturity JPMorgan Financial will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:

$10 + ($10 × Basket Return)
$10 + ($10 × -40.00%) = $6.00

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, investors will be exposed to the negative Basket Return at maturity, resulting in a loss of principal that is proportionate to the Basket’s decline from the Initial Basket Value to the Final Basket Value. Investors could lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Hypothetical Examples of Calculations of the Closing Levels of the Basket

The examples below illustrate the hypothetical closing levels of the Basket on the Final Valuation Date under different hypothetical scenarios with the following assumptions (the actual terms will be finalized on the Trade Date and provided in the pricing supplement; amounts have been rounded for ease of reference):

Underlyings	Fund Weight	Initial Value
Financial Select Sector SPDR® Fund	35.00%	$100.00*
Industrial Select Sector SPDR® Fund	25.00%	$100.00*
Materials Select Sector SPDR® Fund	20.00%	$100.00*
Energy Select Sector SPDR® Fund	20.00%	$100.00*
*The actual Initial Value for each Underlying will be based on the closing price of one share of that Underlying on the Trade Date and will be provided in the pricing supplement. The hypothetical Initial Value for each Underlying of $100.00 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value for any Underlying. For historical data regarding the actual closing prices of one share of each Underlying, please see the historical information set forth under “The Financial Select Sector SPDR® Fund,” “The Industrial Select Sector SPDR® Fund,” “The Materials Select Sector SPDR® Fund” and “The Energy Select Sector SPDR® Fund” in this pricing supplement.

Example 1 — On the Final Valuation Date, each Underlying closes above its Initial Value.

Underlyings	Fund Weight	Initial Value	Final Value	Underlying Return
Financial Select Sector SPDR® Fund	35.00%	$100.00	$108.00	8.00%
Industrial Select Sector SPDR® Fund	25.00%	$100.00	$106.00	6.00%
Materials Select Sector SPDR® Fund	20.00%	$100.00	$101.75	1.75%
Energy Select Sector SPDR® Fund	20.00%	$100.00	$101.75	1.75%
Closing Level of the Basket:	100 × [1 + (8.00% × 35.00%) + (6.00% × 25.00%) + (1.75% × 20.00%) + (1.75% × 20.00%)] = 105

A closing level of the Basket of 105 represents a 5% increase in the level of the Basket from the Initial Basket Value.

Example 2 — On the Final Valuation Date, each Underlying closes below its Initial Value.

Underlyings	Fund Weight	Initial Value	Final Value	Underlying Return
Financial Select Sector SPDR® Fund	35.00%	$100.00	$88.00	-12.00%
Industrial Select Sector SPDR® Fund	25.00%	$100.00	$80.00	-20.00%
Materials Select Sector SPDR® Fund	20.00%	$100.00	$80.00	-20.00%
Energy Select Sector SPDR® Fund	20.00%	$100.00	$91.00	-9.00%
Closing Level of the Basket:	100 × [1 + (-12.00% × 35.00%) +(-20.00% × 25.00%) + (-20.00% × 20.00%) + (-9.00% × 20.00%)] = 85

A closing level of the Basket of 85 represents a 15% decline in the level of the Basket from the Initial Basket Value.

Example 3 — On the Final Valuation Date, the most heavily weighted Underlying closes below its Initial Value, offsetting the increase of the other Underlyings.

Underlyings	Fund Weight	Initial Value	Final Value	Underlying Return
Financial Select Sector SPDR® Fund	35.00%	$100.00	$35.00	-65.00%
Industrial Select Sector SPDR® Fund	25.00%	$100.00	$105.00	5.00%
Materials Select Sector SPDR® Fund	20.00%	$100.00	$110.00	10.00%
Energy Select Sector SPDR® Fund	20.00%	$100.00	$120.00	20.00%
Closing Level of the Basket:	100 × [1 + (-65.00% × 35.00%) + (5.00% × 25.00%) + (10.00% × 20.00%) + (20.00% × 20.00%)] = 84.50

A closing level of the Basket of 84.50 represents a 15.50% decline in the level of the Basket from the Initial Basket Value.

Because the Basket is unequally weighted, increases in the prices of the lower weighted Underlyings are offset by the decrease in the price of the most heavily weighted Underlying. In this example, even though the Underlying Return of each of the Industrial Select Sector SPDR® Fund, the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund are positive, the significant negative Underlying Return of the Financial Select Sector SPDR® Fund results in a Final Basket Value that is less the Initial Basket Value.

Example 4 — On the Final Valuation Date, the most heavily weighted Underlying closes above its Initial Value, but this increase is offset by the decline of the other Underlyings.

Underlyings	Fund Weight	Initial Value	Final Value	Underlying Return
Financial Select Sector SPDR® Fund	35.00%	$100.00	150.00	50.00%
Industrial Select Sector SPDR® Fund	25.00%	$100.00	30.00	-70.00%
Materials Select Sector SPDR® Fund	20.00%	$100.00	25.00	-75.00%
Energy Select Sector SPDR® Fund	20.00%	$100.00	75.00	-25.00%
Closing Level of the Basket:	100 × [1 + (50.00% × 35.00%) + (-70.00% × 25.00%) + (-75.00% × 20.00%) + (-25.00% × 20.00%)] = 80

A closing level of the Basket of 80.00 represents a 20.00% decline in the level of the Basket from the Initial Basket Value.

Although the Basket is unequally weighted, significant decreases in the prices of the lower weighted Underlyings more than offset the significant increase in the price of the most heavily weighted Underlying. In this example, even though the Underlying Return of the Financial Select Sector SPDR® Fund was positive, the significant negative Underlying Return of each of the Industrial Select Sector SPDR® Fund, the Materials Select Sector SPDR® Fund and the Energy Select Sector SPDR® Fund together results in a Final Basket Value that is less the Initial Basket Value.

The Basket

The following graph shows the daily hypothetical performance of the Basket from January 3, 2011 through February 16, 2021, assuming that the closing level of the Basket on January 3, 2011 was 100 and that the Underlyings on those dates were weighted as specified in the “Indicative Terms” in this pricing supplement. The dotted line represents the Downside Threshold of 80, equal to 80% of the Initial Basket Value. The hypothetical historical daily Basket performance data in this graph was determined using the closing prices of one share of each Underlying reported by the Bloomberg Professional® service (“Bloomberg”) for those dates, without independent verification. The hypothetical historical performance of the Basket displayed below is a reflection of the aggregated historical performance of the Underlyings as described above.

Past performance of the Basket is not indicative of the future performance of the Basket. See “Key Risks — Risks Relating to the Securities Generally — Historical Performance of the Basket Should Not Be Taken as an Indication of the Future Performance of the Basket During the Term of the Securities.”

The Underlyings

Included on the following pages is a brief description of the Underlyings. This information has been obtained from publicly available sources, without independent verification. Set forth below is a table that provides the quarterly high and low closing prices of one share of each Underlying. This information given below is for the four calendar quarters in each of 2016, 2017, 2018, 2019 and 2020. Partial data is provided for the first calendar quarter of 2021. We obtained the closing prices information set forth below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical performance of any Underlying as an indication of future performance.

The Financial Select Sector SPDR® Fund

The Financial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Financial Select Sector Index, which we refer to as the Underlying Index with respect to the Financial Select Sector SPDR® Fund. The Financial Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® financial sector of the S&P 500® Index, which currently includes companies in the following industries: banks; thrifts & mortgage finance; diversified financial services; consumer finance; capital markets; mortgage real estate investment trusts (“REITs”); and insurance. For additional information about the Financial Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information Regarding the Financial Select Sector SPDR® Fund

The following table sets forth the quarterly high and low closing prices of one share of the Financial Select Sector SPDR® Fund, based on daily closing prices of one share of the Financial Select Sector SPDR® Fund as reported by Bloomberg, without independent verification. The closing price of one share of the Financial Select Sector SPDR® Fund Index on February 16, 2021 was $32.06. The actual Initial Value will be the closing price of one share of the Financial Select Sector SPDR® Fund on the Trade Date. We obtained the closing prices of one share of the Financial Select Sector SPDR® Fund above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Financial Select Sector SPDR® Fund as an indication of future performance.

In September 2016, the Financial Select Sector SPDR® Fund made a significant change to its portfolio so that it no longer holds real estate stocks. The historical performance of the Financial Select Sector SPDR® Fund shown below might have been meaningfully different had the Financial Select Sector SPDR® Fund not held real estate stocks prior to September 19, 2016.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2016	3/31/2016	$19.05	$15.96	$18.27
4/1/2016	6/30/2016	$19.37	$17.42	$18.56
7/1/2016	9/30/2016	$19.95	$18.19	$19.30
10/1/2016	12/31/2016	$23.75	$19.21	$23.25
1/1/2017	3/31/2017	$25.24	$22.95	$23.73
4/1/2017	6/30/2017	$24.69	$22.90	$24.67
7/1/2017	9/30/2017	$25.86	$23.88	$25.86
10/1/2017	12/31/2017	$28.22	$26.05	$27.91
1/1/2018	3/31/2018	$30.17	$26.82	$27.57
4/1/2018	6/30/2018	$28.34	$26.36	$26.59
7/1/2018	9/30/2018	$28.98	$26.48	$27.58
10/1/2018	12/31/2018	$28.19	$22.31	$23.82
1/1/2019	3/31/2019	$26.90	$23.48	$25.71
4/1/2019	6/30/2019	$28.07	$26.01	$27.60
7/1/2019	9/30/2019	$28.69	$25.98	$28.00
10/1/2019	12/31/2019	$30.94	$26.78	$30.78
1/1/2020	3/31/2020	$31.17	$17.66	$20.82
4/1/2020	6/30/2020	$26.74	$19.55	$23.14
7/1/2020	9/30/2020	$25.49	$22.68	$24.07
10/1/2020	12/31/2020	$29.48	$23.61	$29.48
1/1/2021	2/16/2021*	$32.06	$28.95	$32.06

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2021 includes data for the period from January 1, 2021 through February 16, 2021. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2021.

The graph below illustrates the daily performance of the Financial Select Sector SPDR® Fund from January 3, 2011 through February 16, 2021, based on information from Bloomberg, without independent verification.

Past performance of the Financial Select Sector SPDR® Fund is not indicative of the future performance of the Financial Select Sector SPDR® Fund.

The Industrial Select Sector SPDR® Fund

The Industrial Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Industrials Select Sector Index, which we refer to as the Underlying Index with respect to the Industrial Select Sector SPDR® Fund. The Industrials Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® industrials sector of the S&P 500® Index, which currently includes companies in the following industries: aerospace & defense; building products; construction & engineering; electrical equipment; industrial conglomerates; machinery; trading companies & distributors; commercial services & supplies; professional services; air freight & logistics; airlines; marine; road & rail; and transportation infrastructure. For additional information about the Industrial Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information Regarding the Industrial Select Sector SPDR® Fund

The following table sets forth the quarterly high and low closing prices of one share of the Industrial Select Sector SPDR® Fund, based on daily closing prices of one share of the Industrial Select Sector SPDR® Fund as reported by Bloomberg, without independent verification. The closing price of one share of the Industrial Select Sector SPDR® Fund on February 16, 2021 was $90.21. The actual Initial Value will be the closing price of one share of the Industrial Select Sector SPDR® Fund on the Trade Date. We obtained the closing prices of one share of the Industrial Select Sector SPDR® Fund above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Industrial Select Sector SPDR® Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2016	3/31/2016	$55.96	$48.01	$55.47
4/1/2016	6/30/2016	$57.15	$53.10	$56.01
7/1/2016	9/30/2016	$59.08	$55.68	$58.38
10/1/2016	12/31/2016	$64.05	$56.42	$62.22
1/1/2017	3/31/2017	$66.97	$62.59	$65.06
4/1/2017	6/30/2017	$69.10	$64.02	$68.11
7/1/2017	9/30/2017	$71.00	$67.15	$71.00
10/1/2017	12/31/2017	$75.81	$70.23	$75.67
1/1/2018	3/31/2018	$80.66	$72.74	$74.29
4/1/2018	6/30/2018	$76.59	$71.26	$71.63
7/1/2018	9/30/2018	$80.00	$71.56	$78.40
10/1/2018	12/31/2018	$79.60	$60.34	$64.41
1/1/2019	3/31/2019	$76.60	$62.77	$75.03
4/1/2019	6/30/2019	$78.75	$72.05	$77.42
7/1/2019	9/30/2019	$79.35	$72.89	$77.63
10/1/2019	12/31/2019	$82.50	$74.07	$81.47
1/1/2020	3/31/2020	$85.23	$48.77	$59.01
4/1/2020	6/30/2020	$76.29	$56.34	$68.70
7/1/2020	9/30/2020	$79.90	$67.14	$76.98
10/1/2020	12/31/2020	$89.65	$74.87	$88.55
1/1/2021	2/16/2021*	$90.47	$84.77	$90.21

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2021 includes data for the period from January 1, 2021 through February 16, 2021. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2021.

The graph below illustrates the daily performance of the Industrial Select Sector SPDR® Fund from January 3, 2011 through February 16, 2021, based on information from Bloomberg, without independent verification.

Past performance of the Industrial Select Sector SPDR® Fund is not indicative of the future performance of the Industrial Select Sector SPDR® Fund.

The Materials Select Sector SPDR® Fund

The Materials Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Materials Select Sector Index, which we refer to as the Underlying Index with respect to the Materials Select Sector SPDR® Fund. The Materials Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® materials sector of the S&P 500® Index, which currently includes companies in the following industries: chemicals; construction materials; containers & packaging; metals & mining; and paper & forest products. For additional information about the Materials Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds” in the accompanying underlying supplement.

Historical Information Regarding the Materials Select Sector SPDR® Fund

The following table sets forth the quarterly high and low closing prices of one share of the Materials Select Sector SPDR® Fund, based on daily closing prices of one share of the Materials Select Sector SPDR® Fund as reported by Bloomberg, without independent verification. The closing price of one share of the Materials Select Sector SPDR® Fund on February 16, 2021 was $74.20. The actual Initial Value will be the closing price of one share of the Materials Select Sector SPDR® Fund on the Trade Date. We obtained the closing prices of one share of the Materials Select Sector SPDR® Fund above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Materials Select Sector SPDR® Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2016	3/31/2016	$45.63	$37.28	$44.81
4/1/2016	6/30/2016	$48.45	$44.23	$46.34
7/1/2016	9/30/2016	$49.34	$45.52	$47.75
10/1/2016	12/31/2016	$51.50	$46.17	$49.70
1/1/2017	3/31/2017	$53.27	$49.99	$52.41
4/1/2017	6/30/2017	$55.10	$51.31	$53.81
7/1/2017	9/30/2017	$56.87	$53.48	$56.80
10/1/2017	12/31/2017	$60.64	$57.42	$60.53
1/1/2018	3/31/2018	$64.09	$55.87	$56.94
4/1/2018	6/30/2018	$61.00	$55.70	$58.07
7/1/2018	9/30/2018	$60.98	$57.65	$57.93
10/1/2018	12/31/2018	$58.76	$47.34	$50.52
1/1/2019	3/31/2019	$56.14	$49.34	$55.50
4/1/2019	6/30/2019	$58.50	$52.75	$58.50
7/1/2019	9/30/2019	$59.46	$54.95	$58.20
10/1/2019	12/31/2019	$61.42	$55.13	$61.42
1/1/2020	3/31/2020	$61.14	$38.35	$45.04
4/1/2020	6/30/2020	$59.91	$42.61	$56.35
7/1/2020	9/30/2020	$66.87	$56.47	$63.64
10/1/2020	12/31/2020	$72.39	$61.94	$72.39
1/1/2021	2/16/2021*	$77.48	$70.64	$74.20

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2021 includes data for the period from January 1, 2021 through February 16, 2021. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2021.

The graph below illustrates the daily performance of the Materials Select Sector SPDR® Fund from January 3, 2011 through February 16, 2021, based on information from Bloomberg, without independent verification.

Past performance of the Materials Select Sector SPDR® Fund is not indicative of the future performance of the Materials Select Sector SPDR® Fund.

The Energy Select Sector SPDR® Fund

The Energy Select Sector SPDR® Fund is an exchange-traded fund of the Select Sector SPDR® Trust, a registered investment company, that seeks to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in the Energy Select Sector Index, which we refer to as the Underlying Index with respect to the Energy Select Sector SPDR® Fund. The Energy Select Sector Index is a modified market capitalization-based index that measures the performance of the GICS® energy sector of the S&P 500® Index, which currently includes companies in the following industries: energy equipment and services; and oil, gas and consumable fuels. For additional information about the Energy Select Sector SPDR® Fund, see “Fund Descriptions — The Select Sector SPDR® Funds" in the accompanying underlying supplement.

Historical Information Regarding the Energy Select Sector SPDR® Fund

The following table sets forth the quarterly high and low closing prices of one share of the Energy Select Sector SPDR® Fund, based on daily closing prices of one share of the Energy Select Sector SPDR® Fund as reported by Bloomberg, without independent verification. The closing price of one share of the Energy Select Sector SPDR® Fund on February 16, 2021 was $45.79. The actual Initial Value will be the closing price of one share of the Energy Select Sector SPDR® Fund on the Trade Date. We obtained the closing prices of one share of the Energy Select Sector SPDR® Fund above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for certain actions, such as stock splits. You should not take the historical prices of one share of the Energy Select Sector SPDR® Fund as an indication of future performance.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2016	3/31/2016	$63.76	$51.77	$61.89
4/1/2016	6/30/2016	$69.55	$60.20	$68.24
7/1/2016	9/30/2016	$71.84	$65.16	$70.61
10/1/2016	12/31/2016	$77.83	$67.77	$75.32
1/1/2017	3/31/2017	$76.17	$68.24	$69.90
4/1/2017	6/30/2017	$70.90	$63.95	$64.92
7/1/2017	9/30/2017	$68.49	$62.00	$68.48
10/1/2017	12/31/2017	$72.60	$67.08	$72.26
1/1/2018	3/31/2018	$78.03	$66.02	$67.41
4/1/2018	6/30/2018	$78.91	$66.06	$75.94
7/1/2018	9/30/2018	$77.37	$71.91	$75.74
10/1/2018	12/31/2018	$77.79	$53.84	$57.35
1/1/2019	3/31/2019	$67.29	$57.90	$66.12
4/1/2019	6/30/2019	$68.61	$58.77	$63.71
7/1/2019	9/30/2019	$64.44	$55.85	$59.20
10/1/2019	12/31/2019	$61.99	$55.90	$60.04
1/1/2020	3/31/2020	$60.87	$23.57	$29.06
4/1/2020	6/30/2020	$46.86	$27.62	$37.85
7/1/2020	9/30/2020	$38.58	$29.95	$29.95
10/1/2020	12/31/2020	$41.60	$27.71	$37.90
1/1/2021	2/16/2021*	$45.79	$37.96	$45.79

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2021 includes data for the period from January 1, 2021 through February 16, 2021. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2021.

The graph below illustrates the daily performance of the Energy Select Sector SPDR® Fund from January 3, 2011 through February 16, 2021, based on information from Bloomberg, without independent verification.

Past performance of the Energy Select Sector SPDR® Fund is not indicative of the future performance of the Energy Select Sector SPDR® Fund.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment adviser and UBS will act as placement agent. The purchase price will be $10.00 per Security and UBS will forgo any selling commissions related to these sales.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to five months. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” and “Hypothetical Examples of Calculations of the Closing Levels of the Basket” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlyings” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.